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                                                                    Exhibit 21.1

                          Subsidiaries of The Company

Mercury Computer Systems B.V. (The Netherlands)

Mercury Computer Systems S.A.R.L. (France)

Mercury Computer Systems Ltd. (United Kingdom)

Mercury Computer Securities Corporation (Massachusetts)

Mercury Computer International Sales Corp. (Delaware)

Mercury Computer Systems Export, Inc. (Barbados)

Nihon Mercury Computer Systems K.K. (Japan)

Riverneck Road LLC (Delaware)